EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
AUGUST 10, 2009		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS SECOND QUARTER 2009 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GM-PFBI), a $729 million community bank holding company with six bank subsidiaries, announced its financial results for the second quarter of 2009.  Premier realized income of $1,355,000 during the quarter ending June 30, 2009, a 29.8% decrease from the $1,930,000 of net income reported for the second quarter of 2008.  On a per share basis, Premier earned $0.21 during the second quarter of 2009, compared to $0.32 per share earned during the second quarter of 2008.  The decrease in net income in 2009 was largely due to a $432,000 increase in FDIC insurance premiums in 2009, $150,000 of non-recurring non-interest income recorded in 2008 and $93,000 of gains on the sale of securities in 2008.  These three items alone account for approximately $445,000 (77%) of the decrease in the second quarter 2009 net income when compared to the prior year.  For the first half of 2009 Premier realized net income of $2,584,000 (40 cents per share), a 30.2% decrease from the $3,704,000 (66 cents per share) earned during the first half of 2008.

President and CEO Robert W. Walker commented, “Premier’s earnings performance in the second quarter was a lot like the first quarter’s performance.  Yields on liquid investments such as federal funds sold were extremely low due to the Federal Reserve’s current interest rate policy.  Similarly, yields on investment grade securities were also very low compared to the last couple of years.  To compensate, we have continued to lower the rates paid on our deposit products, which helped the company to maintain a 4.01% net interest margin.  With the FDIC’s special assessment on all U.S. banks, our FDIC insurance costs were astronomical in the second quarter.  Yet, as the national economy continued to demonstrate weakness, we have been diligent in monitoring our loan portfolio and its credit quality.  At June 30, 2009, past due and non-accrual loans were 2.40% of total loans, the lowest percentage since February 2008 and a real testament to the quality of our affiliate bank CEO’s and their staff.  Furthermore, we continue to seek out new customers and new lending opportunities in our markets.”

Net interest income for the quarter ending June 30, 2009 totaled $6.662 million, compared to $6.449 million of net interest income earned in the second quarter of 2008 and $6.558 million earned in the first quarter of 2009.  When compared to the second quarter of 2008, net interest income increased $213,000 or 3.3% as a result of inclusion of the operations of Traders Bank for a full three months in the second quarter of 2009 while the second quarter of 2008 included only two months of that bank’s operations.  The additional month added approximately $500,000 of net interest income in 2009.  This increase was partially offset by a $287,000 or 4.5% decline in net interest income from the company’s other operations.  Total interest income in the second quarter of 2009 decreased by $313,000 or 3.3% when compared to the second quarter of 2008, as a $157,000 or 2.2% increase in interest income on loans was more than offset by a $267,000 or 13.9% decrease in interest income on investments and a $200,000 or 97.1% decrease in interest income on federal funds sold.  More than offsetting the decrease in interest income, total interest expense in the second quarter of 2009 decreased by $526,000 or 17.6% when compared to the second quarter of 2008, as interest on deposits decreased by $515,000 or 18.7% and interest on repurchase agreements decreased by $24,000 or 45.3%.  These decreases in interest expense were partially offset by a $15,000 or 14.0% increase in interest on other borrowings.

The 1.6% increase in net interest income, when compared to the first quarter of 2009, is primarily due to a continuing decrease in interest expense on deposits.  Total interest income in the second quarter of 2009 decreased by $16,000 or 0.2% when compared to the first quarter of 2009, as a $28,000 or 0.4% increase in interest income on loans was more than offset by a $45,000 or 2.7% decrease in interest income on investments.  The decrease in interest income was more than offset by a $120,000 or 4.7% decrease in total interest expense, primarily due to a $117,000 decrease in interest expense on deposit accounts.

During the quarter ending June 30, 2009, Premier recorded $110,000 of additional provisions for loan losses compared to $91,000 of provisions for loan losses during the same period of 2008 and $102,000 of additional provisions in the first quarter of 2009.  Since March 31, 2008, the increased risk largely associated with the declining confidence in short-term economic conditions and the related impact on borrowers’ repayment abilities has resulted in additional provisions for loan losses during the remainder of 2008 and into 2009.  Evidence of the increased credit risk includes higher levels of non-accrual loans and other real estate owned as a result of foreclosures.  The amount of future provisions for loan losses will depend on any future improvement or deterioration in estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.  As a percent of total loans outstanding, the allowance for loan losses at June 30, 2009 remained virtually unchanged at 1.82% compared to 1.83% at year-end 2008.

In addition to the increase in overall net interest income from the inclusion of Traders Bank for three months in 2009 compared to only two months in 2008, there was also an increase in net overhead costs.  Net overhead costs for the quarter ending June 30, 2009 totaled $4.559 million, which included $339,000 of net overhead costs for the additional month of the operations of Traders Bank and $319,000 of additional FDIC insurance expense resulting from the special FDIC assessment on all U.S. banks in the second quarter of 2009.  This compares to $3.545 million of net overhead in the second quarter of 2008, which included $150,000 of non-recurring income, and $4.594 million of net overhead in the first quarter of 2009.  Excluding the non-recurring income in 2008, the $339,000 of net overhead costs generated directly by additional month’s operations of Traders Bank and the $319,000 special FDIC assessment; second quarter 2009 net overhead was $206,000 or 5.6% higher than the second quarter of 2008, largely due to lower service charges and fees on deposit accounts in 2009 plus increased outside data processing costs, higher OREO expenses and other increases in FDIC insurance expense.  These increases in net overhead more than offset decreases in staff costs, occupancy and equipment expenses, and supplies expense.  When compared to the first quarter of 2009, second quarter 2009 net overhead (excluding the special FDIC insurance assessment) was $354,000 or 7.7% lower.  Increases in deposit service charges, overdraft fee income, electronic banking income and secondary market mortgage income plus the benefit of lower salary and benefit costs, lower occupancy and equipment costs, lower professional fees, and lower OREO expenses were only partially offset by higher outside data processing costs, and other increases in FDIC insurance expense.

Total assets as of June 30, 2009 of $729 million were up 0.7% from the $724 million of total assets at year-end 2008.  The $4.8 million increase in total assets since year-end is largely due to a $12.6 million (2.1%) increase in total deposits, partially offset by a $6.2 million decrease in repurchase agreements, a $1.3 million decrease in short-term FHLB borrowings and $1.0 million in principal payments on long-term borrowings.  This net increase in funds, along with $2.0 million received from net paydowns in total loans was used to increase the investment portfolio by $5.2 million and fund an increase in mortgages in the process of being sold in the secondary market.  Shareholders’ equity of $90.1 million equaled 12.4% of total assets at June 30, 2009 which compares to shareholders’ equity of $89.4 million or 12.3% of total assets at December 31, 2008.  The increase in shareholders’ equity was due to the $2.6 million of net income during first six months of 2009 partially offset by the $1.4 million in cash dividends paid to shareholders and a $518,000 decrease in the net unrealized gain in the investment portfolio since year-end.  Premier invests in high quality debt securities of the U.S. Government and its agencies and fully expects to receive the face value of these securities upon their maturity.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the period ending June 30, 2009.

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Six Months Ended
	June 30	June 30	June 30	June 30
	2009	2008	2009	2008
Interest Income	9,120	9,433	18,256	17,860
Interest Expense	2,458	2,984	5,036	5,817
Net Interest Income	6,662	6,449	13,220	12,043
Provision for Loan Losses	110	91	212	(44)
Net Interest Income after Provision	6,552	6,358	13,008	12,087
Non-Interest Income	1,326	1,459	2,496	2,525
Securities Transactions	-	93	-	93
Non-Interest Expenses	5,885	5,004	11,649	9,126
Income Before Taxes	1,993	2,906	3,855	5,579
Income Taxes	638	976	1,271	1,875
NET INCOME	1,355	1,930	2,584	3,704

EARNINGS PER SHARE	0.21	0.32	0.40	0.66
Dividends per share	0.11	0.11	0.22	0.21

Charge-offs	311	186	476	265
Recoveries	64	137	170	261
Net charge-offs (recoveries)	247	49	306	4

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	June 30	December 31
	2009	2008
ASSETS
Cash and Due From Banks	25,133	22,148
Federal Funds Sold	12,979	15,899
Securities Available for Sale	180,911	175,741
Loans Held for Sale	3,805	1,193
Loans (net)	456,627	458,567
Other Real Estate Owned	997	1,056
Other Assets	18,805	19,887
Goodwill and Other Intangibles	30,011	29,974
TOTAL ASSETS	729,268	724,465

LIABILITIES & EQUITY
Deposits	601,782	589,182
Fed Funds/Repurchase Agreements	12,144	18,351
FHLB Advances	6,219	7,607
Other Borrowings	14,599	15,560
Other Liabilities	4,415	4,343
TOTAL LIABILITIES	639,159	635,043
Stockholders’ Equity	90,109	89,422
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	729,268	724,465

TOTAL BOOK VALUE PER SHARE	14.10	13.99

Non-Accrual Loans	6,776	6,943
Loans 90 Days Past Due and Still Accruing	609	625